                                                                  EXHIBIT (d)(5)

        First Amended Processed Tissue Development and License Agreement

This Agreement is made by Tutogen Medical GmbH, a German corporation with offices at Industriestrae 6, D-91077 Neunkirchen am Brand, Germany ("Tutogen") and Sulzer Spine-Tech Inc., a Delaware corporation with offices at 7375 Bush Lake Road, Minneapolis, Minnesota 55439-2027, U.S.A. ("Sulzer").

                             W I T N E S S E T H:

WHEREAS, Tutogen collects xenograft and donated allograft tissue from sources throughout the Europe and within the United States, processes such tissue itself or provides such tissue for processing by others, and makes processed tissue available to users through various distributors throughout the world;

WHEREAS, Sulzer manufactures and sells worldwide a line of products used in the spine and contemporaneous with this Agreement has agreed to provide certain services to assist Tutogen in making processed tissues available in the United States and has agreed to distribute elsewhere in the world Tutogen's processed xenograft and allograft bone tissues for use in spinal applications;

WHEREAS, Tutogen has designed a proprietary processed tissue for application as a spacer formed of bone tissue for use in spinal fusion surgery and desires to collaborate with Sulzer on the development of this and other processed tissues for use in spinal applications;

WHEREAS, Sulzer desires to collaborate with Tutogen on the development of processed tissues for spinal applications and to license Tutogen's proprietary processed tissue spacer;

NOW, THEREFORE, in consideration of the foregoing premises and the terms and conditions set forth below, the parties hereby agree as follows:

1.   Definitions

     "Affiliate" shall mean an entity that controls, is controlled by, or is
      ---------
          under common control with a party. For purposes of this definition, "control" shall mean the possession, directly or indirectly, of a majority of the voting power of such entity (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise); provided that, such entity shall be deemed an Affiliate only so long as such control continues.

     "Composite Spacer" shall mean a spacer for use in the cervical or lumbar
      ----------------
          spine to promote spinal fusion comprised of *

     1.3  "Composite Spacer Patent Application" shall mean any patent
           -----------------------------------
          application owned by Tutogen or an Affiliate of Tutogen and relating to a Composite Spacer, including United States patent application No.
          * filed by Tutogen on *, entitled "Implant of Bone Matter."

            *CONFIDENTIAL TREATMENT REQUEST BY SHEARMAN & STERLING.

CONFIDENTIAL
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          1.4  "Contract Year" shall mean the one-year period following the
                -------------
       effective date of this Agreement and each one-year period following each anniversary of the effective date of this Agreement.

     "Effective Date" of this Agreement shall mean March 8, 2000.
      --------------

     "Permitted Successor" shall mean any individual, corporation, partnership,
      -------------------
          joint venture, association, trust, or any other entity or organization of any kind or character that assumes the obligations of a party under this Agreement as permitted according to the terms of this Agreement.

     "Processed Tissues" shall mean all xenograft and allograft bone tissues
      -----------------
          processed by Tutogen or an Affiliate of Tutogen or a Permitted Successor of Tutogen for use in and adjoining the human spine.

     "Third Party" shall mean a person or entity other than Tutogen, any Tutogen
      -----------
          Affiliate, Sulzer, any Sulzer Affiliate or any officer, director, or employee of Tutogen, any Tutogen Affiliate, Sulzer, or any Sulzer Affiliate.

     "Tutogen Licensed Patents" shall mean any and all patents relating to the
      ------------------------
          Processed Tissues, owned by or licensed to Tutogen (to the extent that a sub-license granted by Tutogen pursuant to this Agreement is permitted under the respective license granted to Tutogen), issued in any country from patent applications filed prior to or during the term of this Agreement, including all patents maturing from continuations, continuations-in-part, and divisional applications or reissues or reexaminations of such patents and patent applications, and further including all patents which are foreign counterparts of the foregoing patents and patent applications, regardless of whether such patent matures from a convention or non-convention case, and any other substitution, renewal, extension, addition, utility model, or other patent, in any country, that claims priority based on such an application. Any patent that issues from a Composite Spacer Patent Application or from any patent application claiming priority based on the same application as claimed in a Composite Spacer Patent Application is a Tutogen Licensed Patent.


2.   Composite Spacer and Other Processed Tissue Development

     Tutogen and Sulzer agree to collaborate on development of the Composite
         Spacer and other Processed Tissues, as follows:

       2.1.1 Within 60 days following the Effective Date of this Agreement, Sulzer shall use its best efforts to select the preferred design for the lumbar and the cervical Composite Spacer from among Tutogen's designs and for the preferred designs for other Processed Tissues that the parties agree shall have priority under this Agreement and shall deliver to Tutogen the final specifications for such designs.

       2.1.2 Tutogen shall use its best efforts to complete within 60 days following Sulzer's delivery of the final specifications, the final design and Tutogen's qualification testing for the lumbar and cervical Composite Spacers and the other Processed Tissues given priority and shall deliver to Sulzer 20 prototype units each of each Composite Spacer and priority Processed

CONFIDENTIAL    First Amended Processed Tissue Development and License Agreement
                                                                        --Page 2
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               Tissue for testing by Sulzer. In addition, Tutogen shall use its best efforts to deliver within 90 days following Sulzer's delivery of the final specifications 20 sterile units each of each Composite Spacer and priority Processed Tissue.

       2.1.3 Sulzer shall use its best efforts to complete, within 60 days following delivery of sterile units of the lumbar and cervical Composite Spacers and the priority Processed Tissues to Sulzer, its testing and either accept or reject, with explanation, the design of the lumbar and cervical Composite Spacers and the priority Processed Tissues. In the event that Sulzer rejects the design of one or the other Composite Spacer or any of the Processed Tissues, the parties shall collaborate on such changes to the design as are necessary to make the Composite Spacer or Processed Tissue acceptable to Sulzer, and the parties shall agree upon a revised development schedule, having in mind the goal of an expeditious development of an acceptable Processed Tissue.

       2.1.4 Sulzer shall use its best efforts to complete, within 90 days following Sulzer's delivery of the final specifications for lumbar and cervical spacers, the design and testing of the surgical instruments needed for implanting a priority Processed Tissue. Sulzer shall use its best efforts to complete, within 150 days following Sulzer's delivery of the final specifications for lumbar and cervical spacers, the design and testing of the surgical instruments needed for implanting other Processed Tissues, as mutually agreed by the parties.

     Tutogen and Sulzer agree to use their best efforts to complete the development of the Composite Spacer and priority Processed Tissues and to begin processing of same for use within 210 days following the Effective Date of this Agreement.

     Each party shall bear its own expenses in connection with development of the Composite Spacer and priority Processed Tissues.

     At such time as Sulzer accepts the design of the lumbar and cervical
          Composite Spacers and the other Processed Tissues, such tissues shall become Processed Tissues within the meaning of the U.S. Service Agreement and the International Distribution Agreement of even date between the parties or their Affiliates.

3.   New Processed Tissue Development and Existing Processed Tissue Improvement

     During the term of this Agreement, the parties anticipate that each party will conceive ideas for new Processed Tissues or for improvements to existing Processed Tissues. If a party conceiving an idea for a new Processed Tissue or for an improvement to an existing Processed Tissue wishes to pursue development of that idea, it shall propose development of the idea, if at all, solely to the other party. The parties shall not disclose ideas for new Processed Tissues or for improvements to existing Processed Tissues conceived during the term of this Agreement to any Third Party, whether such potential disclosure is during the term of this Agreement or after its termination, except as provided in this Section 3.2.3.


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     A party shall propose a development project for an idea by submitting to the other party a written description of the proposed new Processed Tissue or Processed Tissue improvement. The party receiving the proposal shall evaluate the proposal and respond in writing to the proposing party within 30 days of receipt of the proposal, either accepting or rejecting the proposal.

       3.1.1 The receiving party is under no obligation to accept the proposal or otherwise to participate in any project proposed by the other party.

       3.1.2 If the receiving party accepts the proposal, the parties shall meet and prepare a project plan, agreeing to a development schedule and allocating project development responsibilities and project costs between the parties. Project responsibilities and costs may or may not be allocated equally between the parties.

       3.1.3 If the receiving party rejects the proposal, the proposing party shall be free to pursue the project on its own or to collaborate on the project with a Third Party; provided that, in so doing the proposing party shall not violate or breach any other term of this Agreement or any term of the First Amended U.S. Service Agreement, the First Amended International Distribution Agreement, or the First Amended Option Agreement, all of even date herewith.

     Tutogen shall have the right to process bone tissue for any Processed
         Tissue developed or improved as a result of collaboration between the parties under this Section 3.

     Any Processed Tissue developed or improved as a result of collaboration between the parties under this Section 3 shall become a "Processed Tissue" within the meaning of the First Amended U.S. Service Agreement and a "Product" within the meaning of the First Amended International Distribution Agreement, both of even date between the parties or their Affiliates.


4.   License

     Subject to the right of Tutogen under license agreements with third parties to grant sublicenses, Tutogen hereby grants (and will cause its Affiliates to grant) to Sulzer and its Affiliates during the term of this Agreement an exclusive, worldwide (excluding the United States), fully paid-up license or sublicense, as the case may be, under all Tutogen Licensed Patents to use and sell the Processed Tissues, including, but not limited to, the Composite Spacer. This license excludes the United States because Sulzer will not make, use, sell, or offer to sell the Processed Tissues in the United States.

     In consideration of the exclusive license granted in this Section 4 to use and sell the Composite Spacer, Sulzer agrees to pay Tutogen US$1,000,000 by wire transfer on 5 January 2002; provided that, Sulzer shall be under no obligation to pay any amount for the license granted in this Section 4 unless and until Tutogen shall have delivered at least 500 units of Composite Spacer or as many units of Composite Spacer as shall have been requested by purchase order for delivery by 1 January 2002, whichever is less.

CONFIDENTIAL    First Amended Processed Tissue Development and License Agreement
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5.   Intellectual Property Rights

     5.1 Tutogen and Sulzer each shall own an undivided one-half interest in all jointly developed intellectual property, including patent applications and patents as to which employees of both parties are named as an inventor. Sulzer shall have primary responsibility for filing and prosecuting patent applications and maintaining patents on jointly developed and owned inventions. Tutogen shall contribute one-half of all expenses incurred in connection with such filing, prosecution, and maintenance; provided that, Tutogen shall have no obligation to reimburse patent-related expenses that it has not first approved. In the event that Tutogen refuses to approve any such patent-related expenses and that Sulzer elects to incur the expense itself, Sulzer shall be the sole owner of any rights resulting therefrom. In the event that Sulzer elects not to pursue patent protection for any jointly developed and owned invention, Tutogen shall have the right, at its sole expense, to pursue patent protection for the invention, and Tutogen shall be the sole owner of any rights resulting therefrom.

     5.2 In the event that a Third Party is infringing any jointly owned intellectual property, Sulzer, at its option, shall have the right to bring and control any litigation brought against such Third Party for such infringement, and Tutogen shall cooperate with Sulzer. If Sulzer elects not to prosecute such litigation, Tutogen shall have the right to bring and control such litigation. Both parties shall share equally in the expenses and proceeds of such litigation; provided that, if a party elects not to contribute its share of the expenses of such litigation, it forfeits any right to share in the proceeds of such litigation, but shall nonetheless cooperate with the party prosecuting such litigation at the reasonable expense of the prosecuting party.

6.   Term and Termination

     6.1  Term. This Agreement shall be effective on the Effective Date and
          ----
          shall remain in effect for an initial term of 10 Contract Years, unless sooner terminated according to the terms set forth below. At the end of the tenth Contract Year and each succeeding anniversary of the Effective Date, this Agreement shall renew automatically for a successive one-year term unless one party gives the other party written notice of termination at least 12 months in advance of the renewal date.

     6.2  Material Breach. If either party is in material breach of any
          ---------------
          obligation in this Agreement, the non-breaching party may give written notice to the breaching party of its intention to terminate this Agreement, and this Agreement will terminate 60 days after the giving of such notice unless during the 60-day period (i) the breach has been cured, or (ii) if a breach is incapable of cure within the 60-day period, the breaching party has commenced action which is calculated to result in a cure of the breach to the reasonable satisfaction of the non-breaching party within 120 days after the giving of notice. If at the end of the 60-day or 120-day period following a notice of termination the parties disagree as to whether the Agreement has terminated as provided in this paragraph, the parties shall continue to perform under this Agreement until an arbitration tribunal constituted as provided in this Agreement has ruled on the matter.

CONFIDENTIAL    First Amended Processed Tissue Development and License Agreement
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     6.3  Insolvency.  Either party may terminate this Agreement immediately on
          ----------
          delivery of written notice to the other party (i) upon the institution by or against such other party of insolvency, receivership, or bankruptcy proceedings or any other proceedings for the settlement of such party's debts; provided that, with respect to involuntary proceedings, such proceedings are not dismissed within 120 days, (ii) upon such other party's making an assignment for the benefit of creditors, or (iii) upon such other party's dissolution or ceasing to do business.

     6.4  Termination Without Cause. Sulzer shall have the right to terminate
          -------------------------
          this Agreement with or without cause at any time on or after January 15, 2002 provided that Sulzer shall have given Tutogen written notice of termination at least 12 months in advance of the termination date. Sulzer's notice of termination, if any, shall not relieve Sulzer of the obligation thereafter to make the payment set forth in Section 4.2 above, and Sulzer's termination under this Section 6.4 does not give Sulzer any right to recover payments made prior to the effective date of termination.


7.   Representations, Warranties, Indemnities and Liabilities

     7.1  Tutogen.  Tutogen represents and warrants to Sulzer, as follows:
          -------

          7.1.1 Tutogen has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement have been validly authorized by Tutogen.

          7.1.2 Tutogen has the right to grant to Sulzer the rights and licenses granted in this Agreement.

     7.2  Sulzer.  Sulzer represents and warrants to Tutogen, as follows:
          ------

          7.2.1 Sulzer has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery, and performance of this Agreement have been validly authorized by Sulzer.

     7.3  Indemnity by Tutogen.

          7.3.1 Tutogen shall defend, indemnify, and hold harmless Sulzer against any liability or damages from any third party claims, suits, proceedings, demands, recoveries, or expenses ("Claims") to the extent that such Claims arise from or are based upon: (i) material breach by Tutogen of any of its representations or warranties contained herein; or (ii) negligence, gross negligence, or intentionally wrongful acts or omissions on the part of Tutogen; provided that Sulzer: (a) promptly notifies Tutogen in writing of any such Claim which comes to its attention; (b) allows Tutogen to control the defense or settlement of such Claim; (c) does not enter into any settlement or compromise of such Claim without the express authorization of Tutogen; and (d) reasonably cooperates with Tutogen in the defense of such Claim, subject to Tutogen's payment of all reasonable out-of-pocket expenses associated with such cooperation by Sulzer. Sulzer shall have the


CONFIDENTIAL    First Amended Processed Tissue Development and License Agreement
                                                                        --Page 6
            right to participate in a non-controlling fashion in such legal proceeding at its sole expense.

     7.3.2 No undertaking of Tutogen under this section shall extend to any such alleged infringement or violation to the extent that it: (a) arises from adherence to design modifications, specifications, drawings, or written instructions which Tutogen is directed by Sulzer to follow, but only if such alleged infringement or violation does not reside in corresponding Processed Tissue of Tutogen's design or selection; or (b) arises from adherence to instructions to apply Sulzer's trademark, trade name, or other company identification; or (c) resides in a Processed Tissue which is not of Tutogen's origin and which is furnished by Sulzer to Tutogen for use under this Agreement; or (d) relates to use of Processed Tissues or other items provided by Tutogen in combination with other Processed Tissues or items furnished either by Tutogen or others, which combination was not installed, recommended, or otherwise approved by Tutogen. In the foregoing cases numbered (a) through (d), Sulzer will defend and hold Tutogen harmless, subject to the same terms and conditions and exceptions stated above, with respect to Tutogen's rights and obligations under this clause.

7.4  Indemnity by Sulzer.

     7.4.1 Sulzer shall defend, indemnify, and hold harmless Tutogen against any liability or damages from any third party claims, suits, proceedings, demands, recoveries, or expenses ("Claims") to the extent that such Claims arise from or are based upon: (i) material breach by Sulzer of any of its representations or warranties contained herein; or (ii) negligence, gross negligence, or intentionally wrongful acts or omissions on the part of Sulzer; provided that Tutogen: (a) promptly notifies Sulzer in writing of any such Claim which comes to its attention; (b) allows Sulzer to control the defense or settlement of such Claim; (c) does not enter into any settlement or compromise of such Claim without the express authorization of Sulzer; and (d) reasonably cooperates with Sulzer in the defense of such Claim, subject to Sulzer's payment of all reasonable out-of-pocket expenses associated with such cooperation by Tutogen. Tutogen shall have the right to participate in a non-controlling fashion in such legal proceeding at its sole expense.

     7.4.2 No undertaking of Sulzer under this section shall extend to any such alleged infringement or violation to the extent that it: (a) arises from adherence to design modifications, specifications, drawings, or written instructions which Sulzer is directed by Tutogen to follow, but only if such alleged infringement or violation does not reside in corresponding Processed Tissue of Sulzer's design or selection; or (b) arises from adherence to instructions to apply Tutogen's trademark, trade name, or other company identification; or (c) resides in a Processed Tissue which is not of Sulzer's origin and which is furnished by Tutogen to Sulzer for use under this Agreement; or (d) relates to use of Processed Tissues or other items provided by Sulzer in combination with other Processed Tissues or other items, furnished either by Sulzer or others, which combination was not installed, recommended or otherwise

CONFIDENTIAL    First Amended Processed Tissue Development and License Agreement
                                                                       -- Page 7
            approved by Sulzer. In the foregoing cases numbered (a) through (d), Tutogen will defend and hold Sulzer harmless, subject to the same terms and conditions and exceptions stated above with respect to Sulzer's rights and obligations under this clause.

     7.5  Limitation of Liability to Third Parties. The liability of Tutogen and
          ----------------------------------------
          Sulzer with respect to any and all claims, actions, proceedings, or suits by any third party alleging infringement of patents, trademarks, or copyrights or violation of trade secrets or proprietary rights because of, or in connection with, any items furnished pursuant to this Agreement shall be limited to the specific undertakings contained in this Section 7.

     7.6  Exclusion of Consequential Damages. Neither Tutogen nor Sulzer shall
          ----------------------------------
          in any event or under any circumstances, including, but not limited to liability, delay, or warranty, be liable to the other for special or consequential damages, including but not limited to, loss of profit or revenue, loss of use of production line, or claims by customers for service interruptions. The remedies for the parties set forth in this Agreement are exclusive.

8.   Miscellaneous Provisions

     Entire Agreement.

       8.1.1 This Agreement, together with the First Amended Umbrella Agreement, the First Amended Option Agreement, the First Amended U.S. Service Agreement, and the First Amended International Distribution Agreement, all between the parties or their Affiliates, embodies the final, complete, and exclusive understanding between the parties and supersedes all previous agreements, understandings, or arrangements between the parties with respect to its subject matter, including the Processed Tissue Development and License Agreement dated March 8, 2000.

       8.1.2 The Processed Tissue Development and License Agreement dated March 8, 2000 is hereby cancelled entirely and superseded by this Agreement.

       8.1.3 No modification or waiver of any terms or conditions hereof, nor any representations or warranties will be of any force or effect unless such modification or waiver is in writing and signed by an authorized officer of the party against whom enforcement is sought.

   8.2   Force Majeure. Neither party will be liable to the other for its
         -------------
         failure to perform any of its obligations under this Agreement only during any period in which such performance is delayed because of, or rendered impracticable or impossible due to, circumstances beyond its reasonable control, including but not limited to, strike, fire, flood, earthquake, windstorm, governmental acts or orders or restrictions (including acts of regulatory authorities and changes in the regulatory scheme for a Processed Tissue), failure of suppliers, or any other reason to the extent that the failure to perform is beyond the reasonable control and not caused by the negligence or willful misconduct of the non-performing party, provided that the party experiencing the delay promptly notifies the other of the delay.

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                                                                        --Page 8

     8.3  Notices.  All notices concerning this Agreement will be written in the
          -------
          English language and will be deemed to have been received (a) two days after being properly sent by commercial overnight courier, or (b) one day after being transmitted by confirmed facsimile, in each case addressed to the address below:

          If to Tutogen:

          Tutogen Medical GmbH
          Wetterkreuz 19 A
          D-91058 Erlangen-Tennerlohe
          GERMANY
          Attention: President and CEO
          Telephone: 49 9131 7901-10
          Facsimile: 49 9131 7901-12

          With a copy to:

          Dr. Dirk Lange
          Foerster + Rutow
          Irrerstr. 17-19
          90403 Nurnberg
          GERMANY
          Telephone: 49 (911) 23 569 00
          Facsimile: 49 (911) 23 569 11

          If to Sulzer:

          Sulzer Spine-Tech Inc.
          7375 Bush Lake Road
          Minneapolis, Minnesota 55439-2027
          U.S.A.
          Attention: President
          Telephone: 1 (612) 832-5600
          Facsimile: 1 (612) 832-6874

          With a copy to:

          Sulzer Medica USA Inc.
          3 East Greenway Plaza, Suite 1600
          Houston, Texas 77046
          U.S.A.
          Attention: General Counsel
          Telephone: 1 (713) 561-6365
          Facsimile: 1 (713) 561-6380

     8.4  Governing Law. Recognizing that the laws within different
          -------------
          international jurisdictions vary in their content and effect with respect to similar subject matter, and that the parties desire uniformity and predictability in interpretation and enforcement of this Agreement and related agreements with international scope made contemporaneously by the parties and their Affiliates, the parties


CONFIDENTIAL   First Amended Processed Tissue Development and License Agreement
                                                                        --Page 9
          have agreed to the following provisions regarding applicable law to govern this Agreement: All matters affecting the interpretation, form, validity, and performance of this Agreement shall be decided under the laws of Switzerland (without application of the United Nations Convention of the International Sale of Goods).

     8.5  Partial Invalidity.  In the event that any provision of this Agreement
          ------------------
          will be unenforceable or invalid under any applicable law or be so held by applicable court decision, such unenforceability or invalidity will not render this Agreement unenforceable or invalid as a whole, and, in such event, such provision will be changed and interpreted so as best to accomplish the objectives of such unenforceable or invalid provision within the limits of applicable law or applicable court decisions.

     8.6  Independent Contractors.  Each party will act as an independent
          -----------------------
          contractor under the terms of this Agreement. Except as otherwise provided in this Agreement, neither party is, nor will it be deemed to be, an employee, agent, partner, co-venturer, or legal representative of the other for any purpose.

     8.7  Nonassignability. Neither this Agreement nor any of the rights,
          ----------------
          interests, duties, or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of law or otherwise by any party without the prior written consent of the other party, except that either party may assign this Agreement to an Affiliate of such party; provided that, in no event shall a party assign to an Affiliate less than the entirety of its rights and obligations under this Agreement. Any assignment made in violation of this Section 8.7 will be void and of no effect. Subject to this
          Section 8.7, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against, the parties and their Permitted Successors.

     8.8  Compliance With Laws.  Notwithstanding any other provision in this
          --------------------
          Agreement regarding a failure to comply with laws, in performing this Agreement, each Party shall comply with all applicable laws and government regulations at all times, including but not limited to any applicable laws and regulations of the United States regarding the export or re-export or release of technology and technical data.

     8.9  Arbitration.

          8.9.1 In the event the Parties are unable to resolve any dispute or conflict arising from or relating to this Agreement within thirty (30) days after it is formally presented for resolution by written notice, any party may submit such conflict for resolution to the Chief Executive Officers of the parties.

          8.9.2 In the event the Chief Executive Officers of the parties are unable to resolve such conflict within thirty (30) days after having such conflict submitted to them for resolution, the disputes shall be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce in Paris ("Rules") by three arbitrators appointed in accordance with the Rules.

          8.9.3 The place of arbitration shall be Zurich. The procedural law of this place shall apply where the Rules are silent.

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

          8.9.4 The arbitral award shall be substantiated in writing. The arbitral tribunal shall decide on the matter of costs of the arbitration.

          8.9.5 The language to be used in the arbitral proceedings shall be English.

    8.10  Confidentiality. The parties acknowledge that by reason of their
          ---------------
          relationship hereunder, each has had and will continue to have access to certain information and materials concerning the other's business, plans, customers, technology, and/or Processed Tissues that is considered by a party to be confidential ("Confidential Information") and of substantial value to that party, which value would be impaired if such information were disclosed to third parties. To the extent that such information is considered confidential, the disclosing party will so indicate to the receiving party, in the case of information in documentary or other tangible form, by labeling it conspicuously as "CONFIDENTIAL" (or words of similar import) and in the case of information conveyed verbally, by identifying same in writing within ten days after the first verbal disclosure. Each party agrees that it will not use in any way other than as expressly authorized or contemplated under this Agreement, nor disclose to any third party, any such Confidential Information revealed to it by the other party, and will take reasonable precautions (and will cause its Affiliates to take reasonable precautions) to protect the confidentiality of such information and with no less restrictive precautions than it takes to protect its own confidential information. Each party will disclose Confidential Information only to those of its employees who have a need to know such information. If Confidential Information is required to be disclosed in response to an order by a court or other government body, or if otherwise required to be disclosed by law, or if necessary to establish the rights of a party under this Agreement, the receiving party shall use reasonable efforts to provide the disclosing party with advance notice of such required disclosure to give the disclosing party sufficient time to seek a protective order or other protective measures, if any are available, for such Confidential Information. "Confidential Information" does not include information, materials, technical data or know-how which: (i) is rightfully in the possession of the receiving party at the time of disclosure as shown by the receiving party's files and records immediately prior to the time of disclosure; (ii) prior to or after the time of disclosure becomes part of the public knowledge or literature, not as a result of any inaction or action of the receiving party; (iii) is independently developed by a party without the use of any Confidential Information of the other parties; (iv) is obtained from any third party who is authorized to disclose such data and information without obligation of confidentiality, or (v) is approved for release by the disclosing party. This Section 8.10 shall survive termination of this Agreement for a period of two years.

    8.11  Public Relations And Announcements.  The parties shall agree upon and
          ----------------------------------
          issue a press release upon the signing of this Agreement. No party shall issue a press release or any other published statement that refers to another party, its Affiliates or the other party's products without first obtaining the agreement of such other party as to the form and content of the statement, which approval shall be timely and not unreasonably withheld.

       In witness whereof, the parties have each caused this Agreement to be signed and delivered by their duly authorized representatives on the dates set forth below in duplicate, each of which will be treated for all purposes as an original.

CONFIDENTIAL   First Amended Processed Tissue Development and License Agreement
                                                                       --Page 11

          Tutogen Medical GmbH               Sulzer Spine-Tech, Inc.

     By: /s/ Manfred Kruger               By: /s/ P. Richard Lunsford
         ------------------                   -----------------------
          Manfred Kruger                       P. Richard Lunsford
          Managing Director                    President


     Date: September 29, 2000             Date: September 29, 2000
           ------------------                   ---------------------

CONFIDENTIAL    First Amended Processed Tissue Development and License Agreement
                                                                       --Page 12